Exhibit 99.1

News Release

Ecolab Inc.

370 Wabasha Street North

St. Paul, Minnesota 55102

FOR IMMEDIATE RELEASE

Michael J. Monahan	(651) 293-2809

Ecolab Reports Final Merger Consideration Election Results

ST. PAUL, Minnesota, December 8, 2011:  Ecolab Inc. today announced the results of the stock-cash merger consideration elections made by the shareholders of Nalco Holding Company in accordance with the terms of the merger agreement between Ecolab and Nalco. The merger of the companies was completed on December 1, 2011, and the stock-cash election deadline expired at 5:00 p.m., New York City time, on December 7, 2011.

The exchange agent for the merger, Computershare Trust Company, N.A., has calculated that of the 139,377,163 shares of Nalco common stock outstanding as of the effective time of the merger, cash elections were made for 30,551,777 shares, or 21.9%, and stock elections were made for 103,713,533 shares, or 74.4%.  “No election” was made, or deemed to have been made, with respect to the remaining shares. In accordance with the terms of the merger agreement, “no election” shares were deemed to have made an election to receive cash merger consideration.

Based on the election results and the terms of the merger agreement:

•                  for Nalco shares for which cash elections were made or deemed to have been made, shareholders will receive 100% of their consideration in cash; and

•                  for Nalco shares for which stock elections were made, shareholders will receive approximately 94.0% of their consideration in shares of Ecolab common stock and the balance in cash.

In the aggregate, Ecolab will pay approximately $1.6 billion in cash and issue approximately 68.3 million shares of common stock pursuant to the merger.

About Ecolab

With 2011 annualized sales of $11 billion and more than 38,000 employees, Ecolab Inc. (NYSE: ECL) is the global leader in water, hygiene and energy technologies and services that provide and protect clean water, safe food, abundant energy and healthy environments. Ecolab delivers comprehensive programs and services to the food, energy, healthcare, industrial and hospitality markets in more than 160 countries. More Ecolab news and information is available at www.ecolab.com.

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